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[ESSI logo]
ENGINEERED SUPPORT SYSTEMS, INC.____________________________________________
                                 201 Evans Lane  o  St. Louis, MO 63121-1126



For further information, please contact:
Daniel E. Kreher
314/553-4915

            ENGINEERED SUPPORT'S SHAREHOLDERS APPROVE PROPOSALS;
                INCREASE IN AUTHORIZED SHARES; INCENTIVE PLAN

         ST. LOUIS, MO., SEPTEMBER 15, 2004 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) announces the approval of the two shareholder proposals at a Special Meeting of Shareholders held today. The Special Meeting was called for shareholders to vote for the approval of various matters including an increase in the number of authorized common shares and the approval of an executive incentive plan, both of which were overwhelmingly approved by its shareholders according to MICHAEL F. SHANAHAN, SR., CHAIRMAN.

The amendment to the Company's Articles of Incorporation to increase the authorized number of common shares from 30 million shares to 85 million shares will provide additional flexibility to Engineered Support's Board of Directors, in its discretion, to issue or reserve additional shares of common stock without the delay or expense of a meeting of shareholders. These additional authorized shares of common stock may be used for general corporate purposes, including acquisitions, financing activities, employee compensation plans or stock splits. The passage of the proposal does not call for the issuance of any additional shares and the Board of Directors has no current plans to issue additional shares.

The approval of the Executive Incentive Performance Plan insures the income tax deductibility of any qualifying performance-based compensation amounts to be paid to certain covered senior executives of the Company under the plan.

Shanahan commented, "The increase in authorized shares will provide the Company with additional flexibility in pursuing continued growth in shareholder value. This may include raising capital for synergistic acquisitions, financing activities or splitting our shares - which we've done four times within the past six years. I should add that future compensation payments to be made under our new incentive plan are not expected to be materially different from those historical amounts paid to our executives."

Engineered Support Systems, Inc. designs and manufactures integrated military electronics, support equipment and provides technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected governmental and intelligence agencies. The Company also produces specialized equipment and systems for commercial and industrial applications. For additional information, please visit our website at www.engineeredsupport.com.

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